Exhibit 99.01

              LG&E Energy Corp. Completes Acquisition Of Interests
                 In Argentine Natural Gas Distribution Companies

LOUISVILLE, Ky. - LG&E Energy Corp. today announced it has completed its previously announced $140-million acquisition of interests in two Argentine natural gas distribution companies. The acquisition marks LG&E Energy's second major investment in South America and supports the company's strategic interna-tional development efforts.

The closing of this transaction gives LG&E Energy a controlling interest in, and management of, Distribuidora de Gas del Centro (Centro), and a minority interest in Distribuidora de Gas Cuyana (Cuyana). LG&E Energy's global venture unit, LG&E International, purchased the interests from Sideco Americana, S. A., an Argentine energy, engineering and construction company, which maintains an equity interest in both companies.

"We have significant experience in managing retail distribution and energy management services," said Roger Hale, LG&E Energy Chairman and Chief Executive Officer. "This investment gives us the opportunity to leverage those skills in one of the fastest growing energy markets in the world."

Centro serves more than 340,000 customers in the provinces of Cordoba, Cata-marca and La Rioja. Cuyana serves more than 280,000 customers in the provinces of Mendoza, San Juan and San Luis. Combined, the companies generate over $270 million in sales annually and have more than $400 million in total assets.
Both companies, formerly part of government-owned Gas del Estado, were privat-ized in late 1992.

LG&E Energy Corp. (NYSE:LGE) is an energy services holding company headquar-tered in Louisville, Ky. The company owns and operates a diversified portfolio of businesses engaged in power generation, power marketing and development, energy trading and risk management, natural gas marketing, and retail gas and electric distribution services. The company has offices, operations and/or partnership projects throughout the United States as well as in Canada, Argentina and Spain.

                                       ###